Exhibit 10.19

SHAREHOLDERS AGREEMENT

Dated as of                      , 2011

INTERXION HOLDING N.V.

and

CHIANNA INVESTMENT N.V.

and

LAMONT FINANCE N.V.

and

BAKER COMMUNICATIONS FUND II, L.P.

i

This Shareholders Agreement (the “Agreement”) is entered into on this day of                     , 2011 by and among INTERXION HOLDING N.V., a limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (the “Company”), and LAMONT FINANCE N.V., a company organized under the laws of the Netherlands Antilles (“Baker I”), CHIANNA INVESTMENT N.V., a company organized under the laws of the Netherlands Antilles (“Baker II”), and BAKER COMMUNICATIONS FUND II, L.P., a limited partnership organized under the laws of Delaware, U.S.A. (“Baker III”, together with Baker I and Baker II, “Baker”).

W I T N E S S E T H

Whereas, the Company consummated an initial public offering of Ordinary Shares and listing on the New York Stock Exchange (“IPO”) on the date hereof (the “Closing Date”); and

Whereas, the Company and Baker wish to provide for certain corporate governance matters.

Now Therefore, in consideration of the premises, mutual agreements, covenants and representations and warranties set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions

Capitalized terms used herein shall have the following meanings:

“Affiliate” of any Person means any Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition “control” (inclusive its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Articles” means the Company’s Articles of Association, as may be amended from time to time in accordance with their terms.

“Baker” has the meaning set forth in the Preamble.

“Baker I” has the meaning set forth in the Preamble.

“Baker II” has the meaning set forth in the Preamble.

“Baker III” has the meaning set forth in the Preamble.

“Baker Partners” means the direct and indirect partners of Baker I, Baker II or Baker III.

“Business Day” shall mean any day except a Saturday, a Sunday or any day on which banking institutions in Amsterdam, The Netherlands are required or authorized by law or other governmental action to be closed.

“Board” shall mean the board of directors of the Company.

“Bylaws” shall mean the bylaws of the Company.

“Closing Date” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Director” shall have the meaning set forth in Section 2.1(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Independent Directors” means directors satisfying the criteria for “independence”, as defined by the listed company rules of the NYSE.

“IPO” shall have the meaning set forth in the Recitals.

“NYSE” means the New York Stock Exchange.

“Ordinary Shares” shall mean ordinary shares of the Company, nominal value 0.02 euro per share.

“Person” shall mean any individual, partnership, corporation, unincorporated organization or association, limited liability company, trust or other natural person or legal entity.

“Registration Rights Agreement” means the registration rights agreement, by and among the Company and Baker, dated as of the date hereof.

“Rule 144” means Rule 144 promulgated under the U.S. Securities Act of 1933, as amended.

“Rule 144 Affiliate” means an “affiliate” of the Company as defined in Rule 144.

“SEC” means the U.S. Securities and Exchange Commission.

Section 1.2 Construction

Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” (except to the extent the context otherwise provides). This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.1 Board of Directors

(a)	Effective as of the Closing Date, the Board shall be comprised of a maximum of seven members (each, a “Director”), of whom four shall be designees of Baker.

(b)	At or prior to the Closing Date, the Company shall use its reasonable best efforts to ensure that each Director shall become subject to the Bylaws.

(c)

Following the Closing Date, Baker shall have the right, but not the obligation, to nominate to the Board a number of designees equal to: (i) four Directors, so long as Baker beneficially owns, directly or indirectly, more than 25% of the then outstanding

Ordinary Shares; provided that at least two of the Directors nominated by Baker shall be Independent Directors if then required under the rules of the NYSE; provided further that one of the Directors may be the Chairman of the Board, in accordance with Section 2.1(d); (ii) three Directors, in the event that Baker beneficially owns, directly or indirectly, more than 15%, but less than or equal to 25%, of the then outstanding Ordinary Shares; provided that at least one Director nominated by Baker shall be an Independent Director if then required under the rules of the NYSE; (iii) two Directors, in the event that Baker beneficially owns, directly or indirectly, more than 10%, but less than or equal to 15%, of the then outstanding Ordinary Shares; and (iv) one Director, in the event that Baker beneficially owns, directly or indirectly, at least 5%, but less than or equal to 10%, of the then outstanding Ordinary Shares.

(d)	Following the Closing Date, so long as Baker beneficially owns, directly or indirectly, more than 25% of the then outstanding Ordinary Shares, Baker shall have the right, but not the obligation, to nominate the Chairman of the Board.

(e)	Following the Closing Date, so long as Baker beneficially owns, directly or indirectly, more than 15% of the then outstanding Ordinary Shares, at least one of the Directors designated by Baker shall be appointed to each of the Board’s standing committees; provided that at any time when the listing requirements of the NYSE so require, such Directors shall meet any independence or other requirements.

(f)	In the event that the right of Baker to designate persons to serve as Director pursuant to this Section 2.1 should decrease in accordance with Section 2.1(c), one or more of the Directors designated by Baker shall resign immediately or Baker shall take all action necessary to remove such designee.

(g)	Baker may request, in accordance with Section 25.2 of the Articles, that a General Meeting of the Shareholders be convened for the purpose of removing any Director designated by Baker. Any replacement nominee may only be nominated by Baker.

(h)	In the event that a vacancy is created at any time by the death, disability, retirement or resignation of any Director designated pursuant to this Section 2.1, the Company shall cause the vacancy created thereby to be filled by a new designee of Baker and the Company hereby agrees to take, at any time and from time to time, all reasonably practicable actions to accomplish the same.

(i)	In the event of a change in the number of Directors on the Board, Baker shall have the right to nominate to the Board a number of designees proportional to the rights described above in Section 2.1(c).

(j)	The Company agrees to include in the slate of nominees recommended by the Board the persons designated pursuant to this Section 2.1 and to use their best efforts to cause the election of each such designees to the Board, including nominating such individuals to be elected as Directors as provided herein. The Company shall ensure and procure that each Director appointed to the Board after the date of this agreement shall become subject to the Bylaws.

(k)	From and after the Closing date, so long as Baker beneficially owns, directly or indirectly, more than 5% of the then outstanding Ordinary Shares, the Company shall, within a reasonable time before each filing of any proxy materials related to the election of directors or amendments or supplements thereto with the SEC, furnish to Baker copies of such documents proposed to be filed, which documents shall be subject to the review and comment of Baker.

Section 2.2 Procedures for Transfer of Ordinary Shares held by Baker.

(a)	The Company covenants and agrees that it will use its commercially reasonable efforts to cooperate, as promptly as practicable, with, and direct and instruct its transfer agent and registrar to cooperate with, process and records on its transfer books, as promptly as practicable, any proposed transfer of Ordinary Shares by Baker, including through a distribution of Ordinary Shares by Baker to the Baker Partners, so long as the transfer does not violate the securities laws of the United States.

(b)	Subject to Section 2.2(c) below, the Company will issue and cause its counsel to issue, as promptly as practicable, instruction letters to the Company’s transfer agent and registrar authorizing and directing the removal of any restrictive transfer legends or other restrictions on transfer in connection with any transfer to a Person (including a Baker Partner) that is not and has not during the three months preceding the transfer been a Rule 144 Affiliate and any transfer by Baker or any Baker Partner made in reliance on and compliance with Rule 144.

(c)	In addition, the Company agrees that it will not take the position that a Baker Partner is, or was during the three months preceding any transfer of Ordinary Shares, a Rule 144 Affiliate solely by virtue of one or more of the following: (i) such Baker Partner’s ownership of limited partnership interests in Baker, (ii) the existence of, or such Baker Partner’s receipt of any benefit from, this Agreement or the Registration Rights Agreement, or (iii) such Baker Partner’s exercise of any rights arising solely from or in connection with beneficial ownership of Ordinary Shares held by Baker on behalf of a Baker Partner; unless, in each case (i) through (iii), there has been a change or changes in relevant facts or relevant law (including applicable statutes, rules, regulations, no-action letters or interpretations thereof by any court, agency or other governmental authority, including the SEC) and the Company has received an opinion of counsel to the effect that, as a result of such change, such Baker Partner is an “affiliate” (as defined in Rule 144) of the Company.

ARTICLE III

GENERAL PROVISIONS

Section 3.1 Notices

(a)	Except as expressly set forth to the contrary in this Agreement; all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

(i)	if to Baker:

Baker Capital Corp.

540 Madison Avenue

New York, NY 10022

Telephone: +1 212 848 2000

Fax: +1 212 486 0660

with a copy (which shall not constitute notice) to:

Gibson Dunn & Crutcher

200 Park Avenue

New York, NY 10166

Telephone: +1 212 351 3918

Fax: +1 212 351 5217

Attention: Edward D. Sopher

(ii)	if to the Company:

Tupolevlaan 24

1119 NX Schiphol-Rijk

The Netherlands

Phone: +31 20 880 7600

Fax: +31 20 880 7601

Attention: Jaap Camman

with a copy (which shall not constitute notice) to:

Linklaters LLP

1345 Avenue of the Americas

New York, NY 10105

Phone: +1 212 903 9000

Fax: + 1 212 903 9100

Attention: Jeffrey C. Cohen

(b)	Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first Business Day following confirmation; shall, if delivered by nationally recognized overnight delivery service, be deemed received the first Business Day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five (5) Business Days after the date of deposit in the United States mail.

(c)	Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 3.2 Amendment; Waiver

This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of the parties hereto. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

Section 3.3 Further Assurances

The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

Section 3.4 Assignment

This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. The rights of Baker hereunder will be exercisable by any transferee of Ordinary Shares by Baker I, Baker II or Baker III that is an Affiliate of the transferor and managed by Baker Capital Corp. or its successor. Except as specifically provided herein, this Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void.

Section 3.5 Third Parties

This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

Section 3.6 Governing Law

This Agreement shall be governed by and construed in accordance with, the laws of the State of New York.

Section 3.7 Jurisdiction

In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties hereto unconditionally accepts the non-exclusive jurisdiction and venue of the courts of the State of New York in New York County or the United States District Court for the Southern District of New York, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties hereto agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 3.1. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATING TO THE COMPANY OR ITS OPERATIONS.

Section 3.8 Specific Performance

Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

Section 3.9 Entire Agreement

This Agreement, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

Section 3.10 Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 3.11 Table of Contents, Headings and Captions

The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 3.12 Counterparts

This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

Section 3.13 No Recourse

This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, provided that this agreement may be enforced against anyone who is party hereto.

In witness whereof, the parties have executed this Agreement on the date first written above.

INTERXION HOLDING N.V.

By:
Name: Title:

LAMONT FINANCE N.V.

By:
Name: Title:

CHIANNA INVESTMENTS N.V.

By:
Name: Title:

BAKER COMMUNICATIONS FUND II, L.P.

By:
Name: Title: